Exhibit (k)(31)

Execution Version

FUND OF FUNDS INVESTMENT AGREEMENT

This FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of December 17, 2024, is between CCLF SPV LLC, a Delaware limited liability company (the “Acquiring Fund”), and New Mountain Private Credit Fund, a Maryland statutory trust (the “Acquired Fund”).

WHEREAS, the Acquiring Fund is one hundred percent (100%) owned by Cliffwater Corporate Lending Fund, a Delaware statutory trust (the “Acquiring Fund Parent” and, together with the Acquiring Fund and the Acquired Fund, the “Funds”);

WHEREAS, the Acquiring Fund Parent is a closed-end management investment company that is registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Acquired Fund is a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act;

WHEREAS, Sections 12(d)(1) and 60 of the 1940 Act generally limit the ability of a registered investment company or business development company to invest in shares of another registered investment company or business development company;

WHEREAS, Rule 12d1-4 under the 1940 Act generally permits a registered investment company or business development company to invest in shares of another registered investment company or business development company in excess of the limitations under Sections 12(d)(1) and 60 subject to certain terms and conditions; and

WHEREAS, the Acquiring Fund or the Acquiring Fund Parent, from time to time, may wish to acquire shares of the Acquired Fund in excess of the limitations under Sections 12(d)(1) and 60 in reliance on Rule 12d1-4.

NOW, THEREFORE, in consideration of the potential benefits to the Funds arising out of the investment by the Acquiring Fund in the Acquired Fund, the Funds agree as follows:

1.	Representations and Obligations of the Acquired Fund

The Acquired Fund agrees to:

(a)	comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)          promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement;

(c)	adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4; and

(d)      provide, subject to applicable law and any other applicable confidentiality restrictions, the Acquiring Fund and its investment adviser (and, if applicable, subadviser) with information reasonably requested by the Acquiring Fund and its investment adviser (and, if applicable, subadviser) to comply with the terms and conditions of Rule 12d1-4, including information on the fees and expenses of the Acquired Fund.

2.	Representations and Obligations of the Acquiring Fund and Acquiring Fund Parent

The Acquiring Fund and Acquiring Fund Parent agree to:

(a)	comply with the terms and conditions of Rule 12d1-4 and this Agreement (including causing its “advisory group” (as defined in Rule 12d1-4) to comply with Rule 12d1-4(b)(1));

(b)          promptly notify the Acquired Fund if either or both of the Acquiring Fund or Acquiring Fund Parent fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement;

(c)	adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4; and

(d)         in the event the Acquiring Fund owns, controls or holds the power to vote 5% or more of the outstanding shares in the Acquired Fund, the Acquiring Fund hereby foregoes and waives any “voting rights” the Acquiring Fund has in respect of its shares in the Acquired Fund to the extent that the “voting rights” of the Acquiring Fund equal or exceed 5% of the “voting rights” of the Acquired Fund’s shareholders, and the Acquiring Fund and the Acquired Fund hereby agree that such portion of the Acquiring Fund’s shares subject to such waiver shall automatically, and without any further action required by either party, be deemed a non-voting interest. For purposes of this Agreement, “voting rights” shall be rights deemed to be the equivalent to the right to vote for the election or removal of a director under applicable interpretations of the term “voting security” under the 1940 Act by the U.S. Securities and Exchange Commission or its staff, but for the avoidance of doubt, matters that are presented to the Acquiring Fund in connection with voting and consent rights afforded to the Acquired Fund’s shareholders under the Acquired Fund’s Amended and Restated Declaration of Trust and Bylaws (as each may be amended, supplemented, modified or restated from time to time) that do not constitute “voting rights” under the 1940 Act, shall not be subject to the provisions of this paragraph.

3.	Condition to Initial Purchase in Reliance on Rule 12d1-4

The Acquiring Fund Parent and the Acquired Fund agree that, prior to the initial acquisition by the Acquiring Fund of shares of the Acquired Fund in reliance on Rule 12d1-4, the investment adviser (or, if applicable, subadviser) to each of the Acquiring Fund Parent and the Acquired Fund must make in writing the findings required by Rule 12d1-4 and report such findings to its board as required by Rule 12d1-4.

4.	Indemnification

(a)         The Acquiring Fund and the Acquiring Fund Parent agree to hold harmless, indemnify and defend the Acquired Fund, including any principals, directors or trustees, officers, employees and agents (“Acquired Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any Acquired Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquiring Fund, the Acquiring Fund Parent, and the principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers of each the Acquiring Fund and Acquiring Fund Parent, as applicable.

(b)         The Acquired Fund agrees to hold harmless, indemnify and defend the Acquiring Fund and Acquiring Fund Parent, including any principals, directors or trustees, officers, employees and agents of each the Acquiring Fund and Acquiring Fund Parent, as applicable (“Acquiring Fund Agents”), against and from any and all Claims asserted against the Acquiring Fund and the Acquiring Fund Parent, including any Acquiring Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquired Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(c)          Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.

5.	Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) Federal Express or other comparable overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile with confirmation during normal business hours; or (iv) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.

If to the Acquiring Fund:

CCLF SPV LLC

c/o Cliffwater LLC

4640 Admiralty Way, 11th Floor
Marina del Rey, CA 90292

Attn: General Counsel
Tel: 310-448-5000

Fax: 310 448-5001

Email: legal@cliffwater.com

If to the Acquired Fund:

New Mountain Private Credit Fund
787 Seventh Avenue, 48th Floor
New York, New York 10019

Attn: Adam Weinstein
Tel: (212) 720-0300

Fax: (212) 582-2277

Email: AWeinstein@newmountaincapital.com

Simpson Thacher & Bartlett LLP
425 Lexington Avenue

New York, NY 10017
Attn: Benjamin Wells
Tel: (212) 455-2516

Fax: (212) 455-2502

Email: bwells@stblaw.com

6.	Termination and Governing Law

(a)         This Agreement will continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, to the extent necessary to comply with Section 12(d)(1) of the 1940 Act and Rule 12d1-4, the Acquiring Fund shall be entitled to reduce the amount of any remaining unpaid capital commitment to the Acquired Fund pursuant to the Subscription Agreement between the Acquiring Fund and the Acquired Fund to $0.

(b)	This Agreement will be governed by laws of Delaware without regard to choice of law principles.

7.	Miscellaneous

(a)          This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(b)          Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c)          No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing by the parties.

(d)        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(e)         If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CCLF SPV LLC

/s/ Stephen L. Nesbitt
Name:	Stephen L. Nesbitt
Title:	President

CLIFFWATER CORPORATE LENDING FUND

/s/ Stephen L. Nesbitt
Name:	Stephen L. Nesbitt
Title:	President

NEW MOUNTAIN PRIVATE CREDIT FUND

/s/ Adam Weinstein
Name:	Adam Weinstein
Title:	Authorized Person

[Fund of Fund Investment Agreement – CCLF and New Mountain Private Credit Fund]